Exhibit 96.6

Ralston Pedersen, P.E.

Convergent Mining, LLC.
P.O. Box 1489, Yerington, NV 89447

CONSENT OF QUALIFIED PERSON

I, Ralston Pedersen, state that I am responsible for preparing or supervising the preparation of all or part of the technical report summary titled Technical Report Summary for the Isabella Pearl Mine with an effective date of 31 December 2022 as signed and certified by me (the "Technical Report Summary”).

Furthermore, I state that:

(a)I consent to the public filing of the Technical Report Summary by Fortitude Gold Corp.

(b)	The document that the Technical Report Summary supports is 10-K Annual Report (the “Document”).
(c)

I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)

I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Reno, Nevada, USA this 22nd of February 2023.

/s/ Ralston Pedersen
Signature of Qualified Person

P.E. #028826